Otter Creek Management Inc.
                             400 Royal Palm Way #212
                              Palm Beach, FL 33480
                                 (561) 832-4110

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                       REMINDER - YOUR VOTE IS IMPORTANT!
                 FIC'S JULY 31st ANNUAL MEETING OF SHAREHOLDERS
                             IS RAPIDLY APPROACHING!
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Dear Fellow Financial Industries Corporation (FIC) Shareholder:

At this year's annual meeting of FIC shareholders, you have a choice. Between the old, incumbent directors on the one hand, and new blood on the other. Don't let this opportunity to improve FIC slip by!

Otter Creek Management Inc., an FIC shareholder that shares your interest in enhancing the long-term value of FIC, is asking for your support in the election of seven new independent directors to FIC's ten-member board. Our nominees were carefully selected based on their experience, expertise in the insurance industry, and track record of exercising strong, independent judgment.

                             WE WANT ACCOUNTABILITY

All of our nominees are independent of FIC's management, and with the exception of Keith Long, Otter Creek's president, they are all independent of Otter Creek. We have selected these individuals precisely because we know that they are people of good judgment and strong consciences who are committed to act only in the best interests of shareholders. Otter Creek's interest in this proxy contest is to do what is best for the future of FIC, and we firmly believe that our nominees give FIC its best chance for future success. We believe you deserve directors that are accountable to shareholders and that our nominees will deliver that accountability.

                      THE INCUMBENTS HAVE HAD THEIR CHANCE

As you know by now, the incumbent board's record is not a pretty one. Under the watch of the current board, and according to a report of a special committee of the board, FIC's former CEO, Roy Mitte, misappropriated more than $1.5 million of FIC funds - YOUR money. Even worse, we believe that the board became an accomplice to Mr. Mitte's actions when, as it became clear earlier this year that we or others might mount a campaign to replace some of the directors, the board agreed to let Mr. Mitte KEEP your money and promised to pay him $3 million more in settlement of claims - again using YOUR money - in return for the right to vote his stock to maintain themselves in office!

Moreover, we believe that the board stood idly by as management allied FIC with entities and persons that have no place being part of or doing business with your company.

Management has entered into arrangements with entities whose senior managers have previously been associated with one Robert Myer. In 1999, several companies Myer had just sold were sued for alleged deceptive marketing practices that occurred under his watch, ultimately resulting in the payout of a $10 million settlement to the plaintiffs. And management simultaneously announced a new "marketing partnership" with another entity, Equita Financial and Insurance Services, for whom Myer has served as a director and that was enjoined from conducting deceptive marketing practices in Ohio. We believe that the board's approval of these transactions speaks volumes about its ability to protect FIC shareholders.

Management's defense is that it has put into place policies and procedures specifically designed to prevent these deceptive practices and to protect itself in its relationship with Equita. We question, however, why management put FIC in a position to even have to rely on these procedures.

Neither the history of Equita nor of the new company employees who are associated with the new marketing arrangements was, to our knowledge, ever disclosed to shareholders. These transactions allowed management to issue new stock into "friendly" hands and were part of an arrangement whereby Myer-affiliated entities bought some of Mitte's stock but agreed to let management continue to vote these shares in favor of the incumbent board!

                   DELAYS AND DISREGARD FOR SHAREHOLDER RIGHTS

Moreover, in our view, the board and management have shown a blatant disregard for corporate democracy and have attempted to avoid being held accountable for their actions. Management delayed holding FIC's annual meeting and allowing shareholders to vote until we had actually sued the company to compel it to hold a meeting. And now that it is finally holding the meeting, management is attempting to vote the Mitte shares (having essentially purchased the right to vote the shares with your money) in favor of the incumbent members of FIC's board.

                     FIC's "NEW" BOARD -- MORE OF THE SAME?

FIC claims that you should elect management's nominees because five of its ten nominees were not on the board at this time last year. Look at who still is on the board, though:

o A twelve-year director and one of the two-member Compensation Committee that awarded former CEO Mitte bonuses of $2.5 million on an annual basis in 2001 and 2002 - even as Mitte was engaging in questionable conduct.

o A retired tugboat operator who is the other member of the old Compensation Committee.

o     A dentist who does not own a single share of FIC stock.

In addition, three of the five new directors are individuals who have been intimately involved in the company's recent new marketing transactions, affiliations that do not inspire trust. Are these the kind of independent directors that FIC needs?

                                 WHY WE ARE HERE

We began this campaign several months ago because we believed that the company's performance over the last three years - with declining gross statutory insurance premiums and decreasing earnings per share - was cause for concern, and the board and management appeared to have no solutions. When the board gave what we regard as short shrift to the possibility of exploring a sale of FIC, our conviction grew stronger - how can a board that takes seriously its responsibility to shareholders not at least explore legitimate expressions of interest? And our skepticism, sadly, was confirmed with the restatement of management's previously overstated results in March 2003, and redoubled when we learned of the new marketing and Equita transactions and the settlement agreement with Roy Mitte this June.

Our nominees, if elected, will work diligently to reverse what we consider the errors of the incumbent board and management and maximize the value of shareholders' investment. We expect a top priority of the new board will be to attempt both to disentangle the company from its ill-advised relationship with Equita and to expeditiously shut down operations associated with the Myer-affiliated entities. Our nominees will also support voting the shares subject to the Mitte proxy proportionately with all other votes cast in all future director elections for which the proxy remains in effect.

Finally, our nominees will thoroughly consider any expressions of interest in FIC from legitimate potential buyers. That said, we believe that the company can continue to operate for the benefit of shareholders for the foreseeable future and it is not our intention to hold a "fire sale" of FIC. After joining the board, our nominees intend to conduct a thorough review of the company's operations to determine how best to maximize value for shareholders. We expect that the board will devote particular attention to improving the company's insurance carrier rating.

                    VOTE FOR CHANGE - VOTE FOR ACCOUNTABILITY
                        VOTE FOR THE OTTER CREEK NOMINEES

We believe that our slate of new directors, if elected, will substantially improve FIC's board. The addition of qualified new directors who will aggressively protect shareholder welfare and thoroughly evaluate the company's strategic options is essential to the continued health of your investment. We urge you to vote the GOLD card and elect our nominees to the board.

Thank you for your support.

Otter Creek Management Inc.


By: /s/ R. Keith Long
    --------------------------------
    R. Keith Long, President

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 Please note: It is not too late to vote for the Otter Creek nominees, even if you have already sent in management's white card. Only your latest dated card counts. To vote for the Otter Creek nominees, please vote the enclosed GOLD card today.

For questions and assistance in voting your shares, please call Mellon Investor
           Services, which is assisting us in this solicitation, at:
                                 1-877-OTTR-CRE
                                (1-877-688-7273)
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On June 27, 2003, Otter Creek filed with the Securities and Exchange Commission a definitive proxy statement relating to its solicitation of proxies with respect to the 2003 FIC annual meeting of shareholders. Otter Creek has furnished the definitive proxy statement to FIC's shareholders and may file other proxy solicitation materials. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials when they become available as they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Otter Creek with the Commission at the Commission's web site at http://www.sec.gov. In addition, you may obtain a free copy of the definitive proxy statement by contacting Mellon Investor Services toll free at 1-877-688-7273 (banks and brokers call collect at 1-917-320-6211). Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of FIC shareholders is available in the proxy statement and Otter Creek's DEFC14A filed with the Commission on June 27, 2003. Some of the statements contained in this document, including future actions by Otter Creek nominees, may constitute "forward-looking statements," which for this purpose includes all statements that are not of historical fact. These statements involve risks and uncertainties, including the number of Otter Creek nominees elected and their ability to influence the board of directors. The actual future results could differ materially from those anticipated by these forward-looking statements.